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                                                                     Exhibit 5.1
                               ----------------

                         [BINGHAM DANA LLP LETTERHEAD]

                                October 22, 1999

Kopin Corporation
695 Myles Standish Blvd.
Taunton, MA 02412

    Re:  Rule 462(b) Registration Statement on Form S-3

Ladies and Gentlemen:

   We have acted as counsel for Kopin Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 230,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), pursuant to a Registration Statement on Form S-3 of the Company being filed pursuant to Rule 462(b) under the Act (the "Registration Statement") in connection with the offering described in the Registration Statement on Form S-3, File No. 333-87429 as amended by Amendment No. 1 thereto (as so amended, the "Original Registration Statement"), initially filed by the Company with the Securities and Exchange Commission on September 20, 1999.

   We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, agreements, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

   We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Original Registration Statement, but revised to include the Shares, by and among the Company and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

   This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in the state of Delaware.

   Based upon and subject to the foregoing, we are of the opinion that the Shares, when delivered and paid for in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                            Very truly yours,

                                            BINGHAM DANA LLP